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                                                                    Exhibit 99.1

August 29, 2002

RBC Dain Rauscher
Commerce Court
1230 "O" Street, Suite 131
Lincoln, NE  68508-1494

Attention:        Del Smith

Re:      Trading Plan pursuant to Rule 10b5-1(c)

Ladies and Gentlemen:

         The purpose of this letter to you is to implement a "trading plan" for me meeting the requirements of Rule 10b5-1(c) promulgated by the Securities and Exchange Commission under Section 10(b) of the Securities Exchange Act of 1934, as amended. In this connection, I have options (the "Options") to purchase 62,625 shares of common stock (the "Common Stock") of First State Bancorporation, a New Mexico corporation (the "Company"), granted to me by the Company at a price of $5.60 per share of Common Stock, which Options expire on November 2, 2003.

         I wish to exercise the Options and simultaneously sell a portion of the underlying Common Stock. You are hereby authorized to implement the following trading plan:

         1. The period of time covering the trading plan will commence on September 3, 2002, and end on September 22, 2003.

         2. By separate letter to the Company, a copy of which is enclosed for your reference, I will exercise Options to purchase 12,500 shares of Common Stock during the first fifteen business days of the third month of each calendar quarter commencing during the month of September 2002, and during the first 15 business days of the third month of each calendar quarter thereafter (i.e., December, 2002, March, 2003, and June, 2003). During the first 15 business days of September, 2003, the Options covering the remaining 12,625 shares of Common Stock should be exercised. The exact timing of the Option exercise and corresponding sale of a portion of the underlying Common Stock will need to be determined by you, working in conjunction with your trading desk, in order to minimize any negative impact on the price of the Common Stock. The Company has been instructed to deliver certificates representing the number of shares of Common Stock deliverable upon exercise of the Options to you during those

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               time periods. In no event shall you exercise the Options at any time if the market price of the underlying Common Stock is below $23.00 per share on the exercise date thereof.

          3. You are instructed to work with your trading desk and sell enough of the underlying shares of Common Stock on my behalf in an amount sufficient to pay the exercise price and related federal income withholding taxes, no later than three business days after each exercise of the Options at the then prevailing market price, but not less than $23.00 per share in any event. The Option price and related federal income withholding taxes for each of September, 2002, December, 2002, March, 2003, June, 2003, and September, 2003, should be sent by wire transfer to the Company:
               First State Bank of Taos, routing number 107001452, for the credit of First State Bancorporation, account #33701148. The amount of the federal income withholding taxes will be dependent on the market price at the time of exercise of the options and will be calculated by the Company at the time of each exercise. The remaining unsold shares of Common Stock will remain on deposit in my account with you until you are notified by me to sell or transfer those shares. It is important that you contact Brian Reinhardt at the Company immediately as soon as any transaction is initiated, so that the proper SEC filings can be made in a timely manner.

          4. I reserve the right to terminate this trading plan at any time and from time to time on prior written notice to you not less than three days prior thereto except that no such termination may occur during any period of time I have authorized you to exercise my Options and sell the underlying shares of Common Stock pursuant to paragraphs 2 and 3 hereof.

         If you have any questions concerning my trading plan described above, please call me at (505) 241-7102.

                                Very truly yours,

                                /s/ H. Patrick Dee

                                H. Patrick Dee

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August 29, 2002

First State Bancorporation
7900 Jefferson N. E.
Albuquerque, New Mexico 87109

Attention:    Brian Reinhardt

Re:      Trading Plan pursuant to Rule 10b5-1(c)

Ladies and Gentlemen:

         The purpose of this letter to you is to implement a "trading plan" for me meeting the requirements of Rule 10b5-1(c) promulgated by the Securities and Exchange Commission under Section 10(b) of the Securities Exchange Act of 1934, as amended. In this connection, I have options (the "Options") to purchase 62,625 shares of common stock (the "Common Stock") of First State Bancorporation, a New Mexico corporation (the "Company"), granted to me by the Company under the First State Bancorporation 1993 Stock Option Plan, as amended (the "Plan"), at a price of $5.60 per share of Common Stock, which Options expire on November 2, 2003.

         My trading plan, which covers the period beginning on September 3, 2002, and ending on September 22, 2003, involves my exercise of the Options in such amounts and on such dates as shown below:

                 No. of Options                     Date of Exercise
                 --------------                     ----------------

                     12,500                         September 3-23, 2002
                     12,500                         December 2-20, 2002
                     12,500                         March 3-21, 2003
                     12,500                         June 2-20, 2003
                     12,625                         September 2-22, 2003

The exact dates of exercise of the Options and the corresponding sales of a portion of the shares underlying those Options within the time periods stated above will be determined by my broker and his trading desk, in order to minimize any negative impact on the price of the Common Stock. In no event shall my Options be exercised at a market price below $23.00 per share. I have enclosed herewith formal notices of exercise of the Options as required by the Plan.

         I would appreciate you delivering certificates representing the shares of Common Stock underlying the Options upon their exercise to RBC Dain Rauscher, attention Del Smith. A portion of the underlying Common Stock will be sold on my behalf by RBC Dain Rauscher within three business days after the date exercised. My broker has been instructed to remit to you the Option price and applicable federal income withholding tax by wire

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transfer within three business days thereafter. A copy of my letter implementing my trading plan with RBC Dain Rauscher is enclosed for your reference.

         I reserve the right to terminate the exercise of my Options at any time and from time to time on prior written notice to you not less than three days prior thereto except that no such termination may occur during any period of time I have specifically authorized you to exercise my Options pursuant to this letter.

         If you have any questions concerning my trading plan, please call me.

                                                     Sincerely,

                                                     /s/ H. Patrick Dee

                                                     H. Patrick Dee